Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ABVC BioPharma, Inc. of our report dated March 15, 2021 relating to the consolidated financial statements of ABVC BioPharma, Inc. and its subsidiaries, which appear in the Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
October 29, 2021